EXHIBIT 10.1

SEPARATION, TRANSITION AND CONSULTING AGREEMENT

THIS SEPARATION, TRANSITION AND CONSULTING AGREEMENT (this “Agreement”) is entered into on this 6th day of October, 2017 (the “Effective Date”), by and between MRI Interventions, Inc., a Delaware corporation (the “Company”), and FRANCIS P. GRILLO (“Grillo”).

W I T N E S S E T H:

WHEREAS, Grillo has served as the Company’s Chief Executive Officer and President since January 1, 2015 and as a member of the Company’s Board of Directors since April 1, 2015;

WHEREAS, Grillo now desires to voluntarily resign as an officer and director and separate from the Company and provide for the orderly transition of responsibilities;

WHEREAS, in connection with Grillo’s separation from the Company, the Company has agreed to make certain payments, in cash and shares of the Company’s common stock, to Grillo in consideration of the terms set forth herein; and

WHEREAS, the Company also desires to engage Grillo, as an independent contractor, to render consulting services to the Company, and Grillo desires to provide such consulting services to the Company, following Grillo’s separation from the Company on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                Resignation and Separation from the Company. Grillo hereby resigns as the Chief Executive Officer and President of the Company and as a member of the Board of Directors of the Company (the “Board”), effective as of the first day of employment of the Company’s successor Chief Executive Officer (the “Separation Date”), which as of the Effective Date is expected to be Joseph Burnett in November 2017. Grillo and the Company agree that Grillo’s employment with the Company and that certain Employment Agreement, dated as of September 9, 2014, by and between Grillo and the Company (the “Employment Agreement”), shall terminate on the Separation Date, and that the provisions included in this Agreement shall constitute the entire agreement existing between Grillo and the Company and that this Agreement shall supersede all prior agreements between Grillo and the Company concerning the subject matter hereof as of the Separation Date. Grillo understands and agrees that he will not receive, nor be entitled to, any additional salary or other pay subsequent to the Separation Date, except as set forth specifically in the Agreement terms described herein. Notwithstanding the foregoing or any other provision to the contrary contained herein, that certain Non-Competition Agreement and that certain Non-Disclosure and Proprietary Rights Agreement, each dated as of September 9, 2014, by and between Grillo and the Company (collectively, the “Restrictive Agreements”), and all terms, conditions and provisions contained therein, shall remain in full force and effect and continue to apply to Grillo in accordance with their terms. Upon any such breach, all payments pursuant to Section 3 of this Agreement in connection with Grillo’s separation from the Company shall immediately cease, or if already paid, shall be recoverable in full by the Company.

2.                Consulting Services. Following the Separation Date, and provided that Grillo execute and not revoke the Release described in Section 4 of this Agreement, Grillo will provide certain transition and consulting services to the Company, as more specifically described and pursuant to the terms and conditions set forth below (the “Consulting Services”). Grillo shall devote such time, energy and skill as may be necessary to diligently perform the Consulting Services, and Grillo shall timely prepare and forward to the Company all reports, accountings or other deliverables related to the Consulting Services as may be reasonably requested by the Company.

(a)              For the period commencing on the Separation Date and ending sixty (60) days after the Separation Date (the “Initial Transition Period”), Grillo shall provide full-time Consulting Services to the Company, which shall include, without limitation, (i) working with the new Chief Executive Officer and other senior executives of the Company and providing assistance to transition Grillo’s job functions and responsibilities and, in connection therewith, to execute and deliver any documents, certificates, agreements, or instruments which are necessary to effect such transition, and (ii) providing any other assistance as may reasonably be requested by the Company during the Initial Transition Period.

(b)             Following the Initial Transition Period, Grillo shall continue to provide Consulting Services to the Company as reasonably requested by the Company and otherwise agreed to by the parties from time to time, unless and until either party elects to terminate the consulting relationship between the parties as provided herein by providing five (5) days’ written notice of termination to the other party.

3.                Payments and Other Benefits.

(a)              In exchange for and in consideration of all of the promises and covenants contained in this Agreement (including, without limitation and contingent upon Grillo’s execution and delivery on the Separation Date of the Release as more specifically described and defined in Section 4 of this Agreement, and further provided that Grillo not revoke such Release), the Company agrees to provide Grillo with the following:

(i)               Grillo’s annual bonus, based on his and the Company’s performance for the fiscal year ending December 31, 2017, determined in accordance with the applicable policies and procedures set forth in Grillo’s Employment Agreement and based on the terms and conditions established by the Compensation Committee of the Board, which shall be paid to Grillo, in cash, on or prior to March 15, 2018;

(ii)             87,500 unregistered shares of the Company’s common stock, par value $0.01 per share, issued by the Company to Grillo as of the Separation Date;

(iii)           A lump sum payment of Fifteen Thousand Dollars ($15,000) within ten (10) business days following the Separation Date;

(iv)            Extension of the option exercise period of all stock options previously granted to Grillo such that the option exercise period is coterminous with the term of the option award; and

(v)             The Company agrees that Grillo may keep his laptop computer.

(b)             For the Consulting Services provided to the Company during the Initial Transition Period pursuant to Section 2(a) of this Agreement, the Company shall pay Grillo at a rate of Thirty Thousand Dollars ($30,000.00) per month, in arrears.

(c)              For the Consulting Services requested by and provided to the Company following the Initial Transition Period pursuant to Section 2(b) of this Agreement (and prior to the any termination of the consulting relationship by Grillo or the Company), the Company shall pay Grillo at the rate of One Hundred Seventy Five Dollars ($175.00) per hour worked with a maximum daily rate of One Thousand Four Hundred Dollars ($1,400.00). Notwithstanding the foregoing, for travel time, the Company shall pay Grillo at the rate of Fifty Dollars ($50.00) per hour, with a maximum daily travel rate of Four Hundred Dollars ($400.00). For days that include both consulting and travel hours, the aggregate daily rate will be capped at One Thousand Four Hundred Dollars ($1,400.00). Grillo will submit an invoice to the Company no later than the tenth (10th) day of each month that sets forth, in reasonable detail, a description of the Consulting Services performed by Grillo during the previous month and the amount of time Grillo spent providing such Consulting Services.

The Company’s obligations to provide any payments or other benefits pursuant to this Section 3 are expressly conditioned on Grillo’s continued compliance with all of the provisions of this Agreement.

4.                Release. In exchange for and in consideration of the separation payments and other benefits set forth in Section 3, Grillo hereby agrees to execute and deliver a general release and waiver, in the form attached hereto as Exhibit A (the “Release”), to the Company on the Separation Date. Grillo understands that he shall not be entitled to receive, and the Company shall not be obligated to provide, any payments or other benefits set forth in Section 3 of this Agreement unless and until Grillo’s execution and delivery of the Release as contemplated hereby has been accomplished. Grillo also acknowledges that he is being provided with at least twenty-one (21) days to consider executing the Release.

5.                Expenses. The Company shall reimburse Grillo for reasonable travel and lodging expenses incurred by Grillo in providing the Consulting Services described in Section 2, provided that any travel must be approved by the Company in advance. The Company will not be responsible for any out-of-pocket expenses incurred by Grillo in connection with the performance of Consulting Services under this Agreement unless such expenses are agreed to in advance by the Company in writing. In any event, (a) the Company’s obligation to reimburse expenses pursuant to this Section 5 is subject to Grillo’s presentation to the Company of a voucher or other documentation reasonably satisfactory to the Company indicating the amount and purpose of the expenses incurred by Grillo, and (b) all expenses for which Grillo requests reimbursement must be consistent with all applicable laws, rules and regulations as well as applicable the Company policies.

6.                Section 409(a). Pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg. §1.409A-1(n) promulgated thereunder, the parties agree that as of the Separation Date, Grillo’s termination of employment is within the meaning set forth in Treas. Reg. §1.409A-1(n) and all payments under this Agreement are intended to satisfy the “short-term deferral” exemption under Treas. Reg. §1.409- 1(b)(4) and/or the “separation pay” exemption under Treas. Reg. §1.409-1(b)(9) such that no payment hereunder shall be deemed “deferred compensation” within the meaning of Code Section 409A.

7.                Company Property; Confidential Information.

(a)              Grillo shall deliver to the Company all documents, records, or other property of any nature belonging to the Company in his custody or control on or promptly following the Separation Date, except as permitted by the Company in connection with Consulting Services to be provided by Grillo after the Separation Date.

(b)             In connection with the performance of Consulting Services, Grillo may receive information, analyses, compilations, plans, designs, concepts, devices, research, studies and other materials relating to the Company’s existing or potential business that are not generally available to the public (“Confidential Information”). Without the Company’s prior written consent (which consent may be withheld in the Company’s sole and absolute discretion), Grillo will not (a) in any way disclose any of the Confidential Information to any third party, or (b) in any way use any of the Confidential Information other than in the performance of the Consulting Services for the Company’s exclusive benefit. Without in any way limiting the generality of the foregoing, in no event may Grillo include any Confidential Information in any application for patent or other proprietary protection filed by or on behalf of Grillo in any country or jurisdiction. Grillo will take all reasonable steps to safeguard the Confidential Information in order to prevent unauthorized disclosure or use thereof. All Confidential Information coming into Grillo’s possession, regardless of the form, will remain the Company’s exclusive property. Grillo will return to the Company all the Company property obtained upon any termination of such consulting relationship in accordance with Section 2(b) of this Agreement.

(c)              Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or this Section 7 shall prohibit Grillo from cooperating with a government investigation or court order or from making a good-faith, truthful report, or from providing documents or other information, to a government agency with oversight responsibility of the Company.

8.                Developed Works.

(a)       Grillo will promptly disclose to the Company, in confidence and (if requested by the Company) in writing, any discoveries, inventions, data, information, procedures, conclusions and other results conceived, created, developed, made or prepared by Grillo in connection with or as a result of the performance of his Consulting Services or otherwise based on any Confidential Information received by Grillo (“Developed Works”). The Company will be the sole owner of all Developed Works and all intellectual property rights with respect thereto throughout the world. Grillo hereby irrevocably assigns to the Company all right, title and interest of Grillo in and to any and all Developed Works and all intellectual property rights with respect thereto, whether or not patentable, copyrightable or protectable as trade secrets. Grillo acknowledges that any Developed Work which is an original work of authorship and which is copyrightable is a “work made for hire,” as that term is defined in the United States Copyright Act. In addition to the foregoing assignment of Developed Works (and all intellectual property rights with respect thereto) to the Company, Grillo hereby irrevocably assigns to the Company any and all “moral rights” that Grillo may have in or with respect to any Developed Work, and Grillo forever waives and agrees not to assert any and all “moral rights” he may have in or with respect to any Developed Work. All Developed Works will constitute Confidential Information subject to the provisions of Section 7(b) above.

(b)       Grillo agrees to assist the Company in obtaining and, from time to time, enforcing United States and foreign intellectual property rights relating to Developed Works assigned hereunder to the Company. To that end, Grillo will execute, verify and deliver such documents and perform such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such intellectual property rights and the assignment thereof. In addition, Grillo will execute, verify and deliver assignments of such intellectual property rights to the Company or its designee.

9.                Grillo Representations and Covenants. As of the Effective Date, Grillo represents, warrants and, until the consulting relationship between Grillo and Company has been terminated in accordance with Section 2(b) of this Agreement, covenants to the Company the following:

(a)              Grillo is hereby advised, and Grillo acknowledges that he has been so advised, to consult with an attorney of Grillo’s choice before signing this Agreement and the Release required to be executed on the Separation Date, and Grillo acknowledges that he is signing this Agreement after having the opportunity to consult with an attorney and to consider the terms of this Agreement (as well as the

Release required to be executed in connection herewith as of the Separation Date); that Grillo has carefully read this Agreement in its entirety; that Grillo has had an adequate opportunity to consider it; that Grillo understands its terms; that Grillo voluntarily assents to all the terms and conditions contained herein; that Grillo is signing it voluntarily and of Grillo’s own free will, and that Grillo is not suffering from any disability or condition that would render Grillo unable to enter into this Agreement;

(b)             Grillo will not make any statements, written or verbal, that are derogatory or disparaging concerning the Company, or concerning any current or former directors, officers, or employees of the Company and will pay for any reasonable attorney’s fees incurred by the Company in recovering any sum due from Grillo as a consequence of his breach of this Agreement shall be paid by Grillo;

(c)              Grillo’s execution and delivery of this Agreement, and Grillo’s performance under this Agreement, do not and will not (i) breach or otherwise conflict with any obligations binding on Grillo or to which Grillo is or becomes subject, or (ii) require the consent of any third party that has not already been obtained as of the Effective Date.

(d)             Grillo has not entered into, and will not enter into, any agreement, either written or oral, in conflict with this Agreement.

(e)              Grillo does not have any relationship with a third party, including a competitor of the Company, which would present a conflict of interest with Grillo’s performance of the Consulting Services, or which would prevent Grillo from carrying out the provisions of this Agreement, and Grillo will not enter into any such relationship prior to the termination of the consulting relationship between Grillo and the Company pursuant to Section 2(b) of this Agreement;

(f)              Grillo will comply with all applicable laws, rules and regulations in connection with his performance of the Consulting Services hereunder and will comply with all the Company policies otherwise applicable to employee conduct, including, but not limited to, the Company’s Interactions with Healthcare Professionals Policy (which Grillo acknowledges having received);

(g)             Grillo will not publish, nor submit for publication, any confidential or proprietary work resulting from the Consulting Services provided hereunder without the Company’s prior written consent;

(h)             Grillo will not, without the prior written consent of the Company, take any action that reasonably could result in any person other than the Company having a claim to an ownership interest in any Developed Works;

(i)               Grillo will not include any confidential, trade secret or other proprietary information of any third party in any information disclosed to the Company;

(j)               Grillo is not currently, and has never been, (i) a person who has been debarred, excluded or suspended from (A) participating in any federal health care program, (B) participating in any federal contracting by the U.S. General Services Administration or (C) submitting or assisting in the submission of any abbreviated drug application with the U.S. Food and Drug Administration (in either case, “Debarment” or “Debarred”, as applicable), or (ii) an employee, partner, stockholder or member of a Debarred person;

(k)             Grillo has never been criminally convicted or found civilly liable for violating any federal, state or local law, including, without limitation, the federal health care program anti-kickback statute (42 U.S.C §1320a-7b), but excluding any minor traffic offenses or other traffic misdemeanor citations; and

(l)               Grillo is not currently, and has never been, designated as a “Specially Designated National” or “Blocked Person” by the Office of Foreign Asset Control of the U.S. Department of the Treasury.

10.             Required Notices. Grillo will immediately provide written notice to the Company if:

(a)  Grillo becomes a Debarred person or receives notice of action or threat of action with respect to his Debarment;

(b)  Grillo is criminally convicted or found civilly liable for violating any federal, state or local law, including, without limitation, the federal health care program anti-kickback statute (42 U.S.C §1320a-7b) ), but excluding any minor traffic offenses or other traffic misdemeanor citations; or

(c)  Grillo becomes designated as a “Specially Designated National” or “Blocked Person” by the Office of Foreign Asset Control of the U.S. Department of the Treasury.

11.             Independent Contractor. With respect to the performance of the Consulting Services as contemplated by this Agreement, Grillo will be an independent contractor of the Company. Grillo will not be an agent, employee or representative of the Company and nothing herein should be construed to constitute Grillo as such. Grillo will not, under any circumstances, look to the Company as his employer, or as a partner, agent or principal, and Grillo will have no right, power or authority to create any obligation, express or implied, on behalf of the Company.

(a)   As an independent contractor, Grillo will not be entitled to any benefits accorded to the Company’s employees (including, without limitation, workers’ compensation, health insurance, disability insurance, vacation or sick pay), and the Company will not be responsible for withholding from the compensation payable to Grillo any amounts for federal, state or local income taxes, social security or state disability or unemployment insurance.

(b)   Grillo will have the entire responsibility to discharge any and all of his obligations relating to taxes, unemployment compensation or insurance, social security, workers’ compensation, disability pensions and tax withholdings (the “Tax Obligations”). Grillo hereby agrees to indemnify the Company and hold the Company harmless for any and all Losses incurred or suffered by the Company which arise out of Grillo’s failure to properly discharge his Tax Obligations.

12.             Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and will supersede all previous negotiations, commitments, and writings with respect to such subject matter, other than the Restrictive Agreements.

13.             Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by each party.

14.             Assignment. This Agreement will be binding upon and will inure to the benefit of the Company and Grillo and their respective successors and assigns; provided, however, that Grillo may not assign this Agreement or delegate any duties and obligations hereunder.

15.             Notices. Any notice required under this Agreement must be in writing, must be addressed as provided below and will be deemed delivered (a) three business days after deposit in the United States mail, postage prepaid and registered or certified, return receipt requested, (b) one business day after sent by nationally recognized overnight receipted courier service with next day delivery specified, or (c) when actually received by the party to whom such notice is required to be given, if such notice is delivered via electronic mail or any other method not identified in the preceding clauses (a) and (b):

If to the Company, the Company’s address as set forth on the signature page of this Agreement;

If to Grillo, Grillo’s address as set forth on the signature page of this Agreement;

and in any case at such other address as a party may specify by written notice in accordance with this section. All periods of notice will be measured from the date of deemed delivery as provided in this section.

16.             Governing Law; Severability. This Agreement will be governed, construed, and interpreted in all respects in accordance with the laws of the State of California without regard to provisions regarding the conflict of laws. Whenever possible, each provision of this Agreement will be interpreted in a manner to be effective, valid and enforceable. If, however, any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement. Furthermore, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still have such similar provision be construed and enforced as legal, valid, and enforceable.

17.             Descriptive Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

18.             Waiver of Compliance. The failure of either party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party on granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

19.             Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one party but all such counterparts taken together will constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

20.             Construction. All plural nouns and pronouns will be deemed to include the singular case thereof where the context requires, and vice versa. All pronouns will be gender neutral unless the context otherwise requires. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” will mean including without limitation.

[Signature page and Exhibit to Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

MRI INTERVENTIONS, INC.

By:	/s/ Harold A. Hurwitz
Name:	Harold A. Hurwitz
Title:	Chief Financial Officer

Address for Notice:
MRI Interventions, Inc.
5 Musick
Irvine, CA 92618
Attention: Chief Financial Officer
Email: hhurwitz@mriinterventions.com

GRILLO:

/s/ Francis P. Grillo
Francis P. Grillo

Address for Notice:
Francis P. Grillo
1181 Lammy Place
Los Altos, CA 94024
Email: grillo_f@comcast.net

EXHIBIT A

RELEASE

See attached.

GENERAL RELEASE OF ALL CLAIMS

THIS GENERAL RELEASE OF ALL CLAIMS (this “Release”) is made and entered into by and between FRANCIS P. GRILLO (“Grillo”) and MRI INTERVENTIONS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company and Grillo are parties to that certain Separation, Transition and Consulting Agreement, dated as of October 6, 2017 (the “Separation Agreement”);

WHEREAS, in consideration of the agreements and covenants made by the Company in the Separation Agreement and as a condition to Grillo’s receipt of the payments and other benefits provided in Section 3 of the Separation Agreement (the “Separation Benefits”), Grillo has agreed to execute and deliver this Release in accordance with Section 4 of the Separation Agreement; and

WHEREAS, in consideration of the agreements and covenants made by Grillo in the Separation Agreement and the execution and delivery of this Release by Grillo, the Company has agreed to execute and deliver this Release.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements and the terms and conditions set forth herein and other valuable consideration, the parties agree as follows:

1.                Compensation Through Separation Date. On the Separation Date, Grillo was paid all unpaid base salary, accrued vacation and unpaid bonuses earned (if any), less state and federal taxes and other required withholding, for the period from the last regular pay day through the Separation Date (the “Final Wages Payment”). Grillo also acknowledges he has been paid for all business expenses in accordance with the Company’s procedures for business expense reimbursement. Grillo acknowledges receipt of the Final Wages Payment and the expense reimbursement payment, and agrees that the Company has paid to him all salary, accrued vacation, bonuses, benefits, expense reimbursement, and any other consideration owed to him at any time and for any reason through the Separation Date. Grillo represents and agrees that the Company owes no further sums to Grillo, other than the Separation Benefits the Company has agreed to provide pursuant to the terms and subject to the conditions set forth in the Separation Agreement.

2.                Effective Date. The Effective Date of this Release shall be the eighth (8th) day after Grillo’s dated execution of this Release, provided that Grillo has not revoked this Release pursuant to Paragraph 11. However, this Release shall not apply to any claims that might arise after the date Grillo executes the Release.

3.                Return of Company Property. Grillo understands that, except as otherwise provided by this Paragraph 3, as of the Separation Date, he was required to return to the Company, and Grillo represents that he has returned to the Company, all tangible and intangible property and information belonging to the Company that is within his possession or subject to his control, including but not limited to any equipment, supplies, business cards, credit cards, and office machines, and also including any electronic or tangible documents or files relating to the Company, except for such personnel and compensation records provided to Grillo during the course of his employment and as otherwise permitted by the Company in connection with transition and consulting services contemplated to be provided by Grillo under the Separation Agreement after the Separation Date.

4.                Complete Release of Claims by Grillo and Company.

A.              In consideration for this Release, and to the maximum extent permitted by law, Grillo, for himself, and his heirs, assigns, executors, administrators, agents and successors (collectively, “Grillo’s Affiliates”) hereby fully releases and forever discharges the Company and each of its predecessors, successors, assigns, employees, officers, directors, shareholders, agents, attorneys, subsidiaries, parent companies, divisions or affiliated corporations or organizations, whether previously or hereafter affiliated in any manner (collectively, “Released Parties”), from any and all claims, demands, actions, causes of action, obligations, damages, attorneys’ fees, costs, expenses, and liabilities of any nature whatsoever, whether or not now known, suspected or claimed (the “Claims”) that in anyway arise from, grow out of, or are related to Grillo’s employment with the Company, Grillo’s termination of employment with the Company, or events that occurred before the date Grillo executes this Agreement. In giving this release, Grillo waives and releases any and all rights to employment or re-employment with the Company or its subsidiaries.

B.               Without limiting the generality of the foregoing, Grillo understands and agrees that the release provisions of this Paragraph 4 apply to any Claims that Grillo or the Grillo’s Affiliates now have, or may ever have had, against the Company or any of the other Released Parties by reason of any act or omission concerning any matter, cause or thing occurring on or before the date Grillo signs this Release that arise out of or are in any manner related to Grillo’s employment with the Company, its subsidiaries or with any of the other Released Parties, as well as the separation of that employment, including without limitation any Claims Grillo or Grillo’s Affiliates may have under any federal or state employment discrimination laws, including the California Fair Employment and Housing Act; the California Family Rights Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964; the federal Age Discrimination in Employment Act, as amended; the Americans With Disabilities Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as all Claims arising out of or related to violations of the California Government Code; the California Business & Professions Code, including Business & Professions Code Section 17200, et seq.; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.

C.               Grillo acknowledges and represents that he did not suffer any work-related injuries while working for the Company. Grillo represents that he has no intention of filing any claim for workers’ compensation benefits of any type against the Company.

5.                Older Workers Benefit Protection Act. This Release is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Grillo acknowledges and agrees that he has executed this Release voluntarily, and with full knowledge of its consequences. In addition, Grillo hereby acknowledges and agrees that: (a) this Release has been written in a manner that is calculated to be understood, and is understood, by Grillo; (b) the provision of this Release apply to rights and claims that Grillo may have under the ADEA, including the right to file a lawsuit against the Released Parties for age discrimination; (c) the provisions of this Release do not apply to any rights or claims that Grillo may have under the ADEA that arise after the date Grillo executes this Release; (d) the

Company does not have a preexisting duty to pay compensation identified in the Separation Agreement and this Release; and (e) Grillo has been advised in writing to consult with an attorney regarding the terms and conditions of this Release. Upon consultation with Grillo’s attorney, or Grillo’s decision not to consult with an attorney, Grillo agrees, covenants and represents that the termination of Grillo’s employment shall not for any purpose be deemed to have resulted from an “exit incentive program” or “any other termination program offered to a group or class of employees,” as those phrases are used in the OWBPA and its implementing regulations.

6.                General Nature of Release; Claims Not Released. The release by Grillo set forth above in Paragraph 4 of this Release is a general release of all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are described in the Release and is intended to encompass all known and unknown, foreseen and unforeseen claims that Grillo may have against the Released Parties, or any of them, except for (a) any claims that may arise from the terms of this Release, (b) any claims which may not be released as a matter of law, (c) any claims under the Indemnification Agreement entered into by Grillo and the Company in connection with Grillo’s service as a director and officer of the Company, (d) any claims for indemnification and/or reimbursement of expenses by the Company with respect to which Grillo may be eligible by reason of Grillo’s indemnification rights under any applicable statute or provision of the Company’s charter documents, (e) any claims for coverage under any D&O or other similar insurance policy or (f) any claims that may arise after the date this Release is executed by Grillo. It is further understood by the parties that nothing in this Release shall affect any rights Grillo may have under any Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the Separation Date, such items to be governed exclusively by the terms of the applicable plan documents.

7.                Covenant Not to Sue. Grillo covenants and agrees never to commence, aid in any way, prosecute or cause to be commenced or prosecuted any action or other proceeding based upon any Claims which are the subject of this Release; provided however, that Grillo does not relinquish any protected rights to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, the California Department of Fair Employment and Housing, or any similar state human rights agency. However, Grillo agrees that should Grill obtain damages, or should the EEOC or any other third party obtain damages or other relief on Grillo’s behalf arising out of a claim concerning Grillo’s employment with the Company, Grillo will completely waive and forego the receipt of all such damages or other relief. Notwithstanding anything in this Paragraph 7 to the contrary, this covenant not to sue shall not prohibit Grillo from filing, pursuant to 29 CFR § 1625.23, a lawsuit to challenge the enforceability of the Release with respect to a claim under the ADEA.

8.                Release of Section 1542 Rights. Grillo expressly waives and relinquishes all rights and benefits he may have under Section 1542 of the California Civil Code. Section 1542 is intended to protect against an inadvertent release of unknown or unsuspected claims that would be material to this Release. This Paragraph 8 provides that Grillo also is releasing any such unknown or unsuspected claims. Section 1542 reads as follows:

“Section 1542. [General Release; extent.] A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

9.                Non-Admission of Liability. Grillo and the Company acknowledge and agree that this Release shall not in any way be construed as an admission by any of the Released Parties of any wrongful act against, or any liability to, Grillo or any other person.

10.             Protection of Trade Secrets. Grillo agrees to keep in strict confidence at all times, and that he will not at any time, either directly or indirectly, make known, reveal, make available or use, any Trade Secrets as defined herein, which Grillo obtained during or by virtue of his employment with the Company. The parties agree that “Trade Secrets” as used herein means all confidential information which (i) has been the subject of reasonable efforts by the Company to maintain as secret and confidential, (ii) pertains in any manner to the business of the Company, including proprietary information entrusted to the Company in confidence by its customers or suppliers (except to the extent such information is generally known or made available to the public or to the Company’s competitors through lawful means), and (iii) has independent economic value by virtue of not being generally known to other persons who could obtain economic value from its disclosure or use. Grillo acknowledges that all Trade Secrets, as well as all other confidential information or data of the Company, are and remain the exclusive property of the Company (or, in the case of proprietary information belonging to a customer or supplier who has entrusted it to the Company, the exclusive property of that person or entity). Grillo and the Company further agree that the following information constitutes a non-exclusive listing of Trade Secrets coming within the terms of this Release: the customer contacts and business requirements of the Company’s current customers with respect to the Company’s products; the supplier contacts and business requirements of the Company’s suppliers with respect to the Company’s products; the specific nature and amount of business conducted by the Company with its customers and suppliers; the product specifications required by the Company’s customers or required by the Company of its suppliers; customer and supplier pricing information and discount schedules with respect to the Company’s products or supplies; and the Company’s business plans and strategies for acquiring new products, customers, or manufacturing sources or otherwise expanding or improving its product offerings to customers. Grillo further agrees that he shall not directly or indirectly solicit business from or with respect to any customers or suppliers of the Company through the use of any Trade Secrets.

11.             Twenty-One Day Consideration Period. This Release was given to Grillo on October 6, 2017 (the “Delivery Date”). Accordingly, Grillo acknowledges that, commencing on the Delivery Date, he is entitled to take up to twenty-one (21) calendar days to consider whether to accept this Release, and that if he signs this Release before expiration of the 21-day period, he has done so voluntarily.

12.             Seven-Day Revocation Period. After signing this Release, Grillo shall have a period of seven (7) calendar days to revoke the Agreement by providing the Company with written notice of his revocation. To be effective, such revocation must be in writing, must specifically revoke this Release, and must be received by the Company prior to the eighth calendar day following Grillo’s execution of this Release. This Release shall become effective, enforceable, and irrevocable on the eighth (8th) calendar day following Grillo’s execution of this Release. Any revocation of this Release, however, shall not affect the finality of the separation of Grillo’s employment with the Company and its subsidiaries on the Separation Date (as defined in the Separation Agreement).

13.             Acknowledgment of Being Advised to Consult Legal Counsel. This Release is an important legal document. Grillo acknowledges that the Company has advised him in writing to consult with an attorney of his choice prior to signing this Release, and that he has had the opportunity to consult with an attorney to the extent he so desires.

14.             Confidentiality. As a material inducement to the Company to enter into this Release, Grillo promises and agrees to maintain confidentiality regarding this Release to the extent permitted by applicable law, except to the extent the Company publicly discloses its terms in accordance with public company disclosure requirements. Therefore, except to the extent of any public disclosure by the Company, Grillo promises and covenants not to disclose, publicize, or cause to be publicized any of the terms and conditions of this Release except to his immediate family, and to his attorney or accountant to the extent reasonably necessary to obtain professional advice with respect to the parties’ rights and obligations as stated herein, to the extent necessary to enforce this Release, or otherwise as permitted by law. Grillo further promises and covenants to use his best efforts to prevent any further disclosure of this Release by any such persons to whom he does make disclosure.

15.             Ambiguities. Grillo and the Company agree that the general rule that ambiguities shall be construed against the drafting party shall not apply to any interpretation of this Release.

16.             Interpretation. Whenever possible, each provision of this Release shall be interpreted in such a manner as to be valid and effective under applicable law. If any provision of this Release shall be unlawful, void or for any reason unenforceable, it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Release, and the rights and obligations of the parties shall be enforced to the fullest extent possible. All captions are for convenience of reference only and shall be disregarded in interpreting this Release.

17.             Entire Agreement. Grillo acknowledges that he is not relying, and has not relied, on any representation or statement by the Company with regard to the subject matter or terms of this Release, except to the extent set forth fully in this Release. This Release constitutes the entire agreement between Grillo and the Company with respect to the subject matter of this Release, and supersedes any and all other agreements, understandings or discussions between Grillo and the Company with respect to the subject matter of this Release, other than the Separation Agreement.

18.             Risk of New or Different Facts. Grillo acknowledges that he may discover new information different from or inconsistent with facts he presently believes to be true, and expressly agrees to assume the risk of such new or different information.

19.             Modification. This Release cannot be modified or terminated, except by a writing signed by the party against whom enforcement of the modification or termination is sought.

20.             Voluntary Agreement. This Release in all respects has been voluntarily and knowingly executed by the parties hereto. Grillo specifically represents that he has carefully read and fully understands all of the provisions of this Release, and that he is voluntarily entering into this Release.

21.             Execution in Counterparts. This Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

22.             Governing Law. The validity and effect of this Release shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflicts of laws principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this General Release of All Claims and have initialed each page hereof (other than this signature page), on the dates set forth below.

Dated: __________________________ , 2017
Francis P. Grillo

MRI INTERVENTIONS, INC.

Dated: __________________________ , 2017
By:
Its: